EXPENSE REIMBURSEMENT AND WAIVER AGREEMENT

THORNBURG INCOME BUILDER OPPORTUNITIES TRUST

THORNBURG INVESTMENT MANAGEMENT, INC.

2300 North Ridgetop Road

Santa Fe, New Mexico 87506

Thornburg Income Builder Opportunities Trust

c/o Thornburg Investment Management, Inc.

2300 North Ridgetop Road

Santa Fe, New Mexico 87506

Ladies and Gentlemen:

We, the undersigned, hereby confirm our agreement with you as follows:

1.            You have employed Thornburg Investment Management, Inc. (the “Adviser”) to manage the investment and reinvestment of the assets of Thornburg Income Builder Opportunities Trust (the “Trust”) pursuant to the Investment Advisory Agreement between the Trust and the Adviser, dated as of May 10, 2021 (the “Advisory Agreement”).

2.            We hereby agree to limit the amount of the total annual expenses borne by the Trust to an amount not to exceed 1.65% per annum of the Trust’s net assets (the “Expense Cap”).

3.            To the extent that the Trust’s total annual expenses for a month exceed the Expense Cap, we will reimburse the Trust for expenses to the extent necessary to eliminate such excess (the “Expense Cap Payment”). Notwithstanding the foregoing, we do not agree to waive, reduce or bear leverage expenses (including, without limitation, costs associated with the issuance or incurrence of leverage, commitment fees, interest expense or dividends on preferred shares).

4.            The Expense Cap, as described above, is entered into for a two-year term beginning upon the commencement of operations by the Trust and ending on the two year anniversary thereof, unless sooner terminated with the written consent of the Board of Trustees of the Trust. This Agreement will terminate automatically upon the termination of the Advisory Agreement unless a new investment advisory agreement with the Adviser (or an affiliate of the Adviser) to replace the terminated agreement becomes effective upon such termination.

If the foregoing is in accordance with your understanding, you will kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

THORNBURG INVESTMENT MANAGEMENT, INC.

By:	/s/ Erin Carney

ACCEPTED: May 10, 2021

THORNBURG INCOME BUILDER OPPORTUNITIES TRUST

By:	/s/ Curtis Holloway